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EXHIBIT 99.2
                                                       [OLD KENT LOGO]
                                                OLD KENT FINANICAL CORPORATION
NEWS RELEASE                                    111 Lyon Street, NW
                                                Grand Rapids, MI 49503-2406
NYSE:               OK
FOR RELEASE:        IMMEDIATELY
DATE:               JUNE 21, 1999
CONTACT:            AL POTAS
                   (616) 771-1931


                     OLD KENT DECLARES STOCK DIVIDEND
                      AND AUTHORIZES STOCK REPURCHASE

     GRAND RAPIDS, MICHIGAN - At a meeting held on June 21, 1999, the Board of Directors of Old Kent Financial Corporation declared a 5% stock dividend payable July 19, 1999, to shareholders of record on June 29, 1999.

Management anticipates that the Corporation's next regular quarterly cash dividend will be paid on September 15, 1999, and expects that the current dividend rate of $0.20 per share will remain in effect for both current and new shares.

     At that same meeting, Old Kent's directors authorized management to purchase up to 3.0 million shares of the Corporation's common stock by July

31, 2000.  It is anticipated that these shares will be purchased by the

Corporation in a systematic program of open market and privately negotiated purchases.  Repurchased shares will be reserved for later reissue in connection with potential future stock dividends, dividend reinvestment plans, employee benefit plans, and other general corporate purposes.

During June 1999, Old Kent completed its reacquisition of 6.0 million shares, which were authorized for repurchase in 1998.





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     Old Kent is a financial services company headquartered in Grand

Rapids, Michigan, with a 40 year history of consecutive increases in annual per share earnings and dividends.  It operates 234 banking offices in

Michigan, Illinois and Indiana as well as 160 mortgage lending sites located throughout the United States.  At March 31, 1999, Old Kent assets totaled $15.9 billion.

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